Exhibit 10.14

PURCHASE AGREEMENT

(350 East Plumeria Drive; San Jose, California)

THIS PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of September 24, 2008 (the “Effective Date”), by and between BRE/PLUMERIA L.L.C., a Delaware limited liability company (“Seller”), and KBS CAPITAL ADVISORS LLC, a Delaware limited liability company (“Buyer”).

RECITALS

Seller desires to sell, and Buyer desires to purchase, the “Property” (as hereinafter defined) on the terms and conditions hereinafter documented.

NOW, THEREFORE, in consideration of the mutual undertakings of the parties hereto, it is hereby agreed as follows:

1. Certain Defined Terms. As used herein:

1.1 “Additional Deposit” shall mean Six Hundred Fifty Thousand and No/100th’s Dollars ($650,000.00), together with all interest thereon.

1.2 “Closing Date” shall mean the date on which the Closing occurs hereunder, which shall be not later than October 31, 2008; provided, however, that the outside date for the Closing hereunder is subject to possible extension (1) by Buyer pursuant to Section 5 below, or (2) pursuant to separate written agreement of Buyer and Seller.

1.3 “Closing Documents” shall mean any certificate, instrument or other document executed and delivered at the “Closing” (as hereinafter defined) pursuant to this Agreement.

1.4 “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any corresponding provisions of succeeding law and any regulations, rulings and guidance issued by the Internal Revenue Service.

1.5 “Deposit” shall mean, individually and collectively, the Initial Deposit, the Additional Deposit if delivered in accordance with Section 3.1, and any Extension Deposit if delivered in accordance with Section 5.

1.6 “Due Diligence Materials” shall mean all documents, materials, data, analyses, reports, studies and other information pertaining to or concerning Seller, the Property or the purchase of the Property, to the extent the same are or have been delivered to or made available for review by Buyer or any “Buyer Representative” (as hereinafter defined), and shall include all information disclosed in the real estate records of the applicable jurisdiction in which the Property is located.

1.7 “Existing Loan” has the meaning given to such term in Exhibit “C”.

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1.8 “Extension Deposit” has the meaning given to such term in Section 5 below.

1.9 “Governmental Entity” shall mean any United States national, federal, state, provincial, municipal or local government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial body.

1.10 “Initial Deposit” shall mean One Hundred Thousand and No/100th’s Dollars ($100,000.00), together with all interest thereon.

1.11 “Laws” shall mean any binding domestic or foreign laws, statutes, ordinances, rules, resolutions, regulations, codes or executive orders enacted, issued, adopted, promulgated, applied, or hereinafter imposed by any Governmental Entity, including, without limitation, building, zoning and environmental protection, as to the use, occupancy, subdivision, development, conversion or redevelopment of the Property.

1.12 “Lease” shall mean that Office Lease dated September 25, 2007, by and between Seller, as landlord, and NetGear, Inc., a Delaware corporation, as tenant, as amended by that First Amendment dated April 23, 2008.

1.13 “Leasing Costs” shall mean, with respect to the Lease or any “New Lease” (as hereinafter defined), all capital costs, expenses incurred for capital improvements, equipment, painting, decorating, partitioning and other items to satisfy the initial construction obligations of the landlord under such Lease or New Lease (including any expenses incurred for architectural or engineering services in respect of the foregoing), “tenant allowances” in lieu of or as reimbursements for the foregoing items, payments made for purposes of satisfying or terminating the obligations of the tenant under such Lease or New Lease to the landlord under another lease (i.e., lease buyout costs), costs of base building work, free rent and other similar inducements, relocation costs, temporary leasing costs, leasing commissions, brokerage commissions, legal, design and other professional fees and costs, in each case, to the extent the landlord is responsible for the payment of such cost or expense.

1.14 “Liens” shall mean any liens, mortgages, pledges, security interests or other encumbrances securing any debt or obligation.

1.15 “National Service Contracts” shall mean any contract to which the Seller or its affiliate is a party which provides for services to the Property and to other assets and properties of the Seller or its affiliates.

1.16 “Tenant” shall mean NetGear Inc., a Delaware corporation.

1.17 “Title Company” means First American Title Insurance Company, 5 First American Way, Santa Ana, California 92707, Attention: Kristen Hueter (Tel: (714) 250-8358; E-mail: khueter@firstam.com.

2. Purchase and Sale. Upon the terms and conditions hereinafter set forth, Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Property. As used herein, “Property” means, collectively, all of Seller’s right, title and interest in (a) the land (the “Land”) described in Exhibit “A”, (b) the Appurtenances appertaining thereto, (c) the Improvements thereon, (d) the

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Personal Property located thereon and used in connection therewith, and (e) the Intangible Property used in connection therewith.

A. “Appurtenances” as to the Land means adjacent streets, alleys and rights of way, and the rights, benefits, licenses, interests, privileges, easements, tenements, hereditaments and appurtenances on such land or in anywise appertaining thereto;

B. “Improvements” as to the Land means the improvements, structures and fixtures located upon the Land;

C. “Personal Property“ as to the Land and Improvements means tangible personal property located on, and used in connection with, such Land and Improvements including all building materials, supplies, hardware, carpeting and other inventory located on or in such Land or Improvements and maintained in connection with the ownership and operation thereof, but excluding computer software and any other personal property listed on Exhibit “B” and the Reserved Company Assets;

D. “Intangible Property” as to the Land, Improvements and Personal Property means all leases of any portion of such Land or Improvements, and to the extent the following items are assignable and relate solely to such Land, Improvements and Personal Property, all “Service Agreements” (as hereinafter defined) that are to be assumed by Buyer at the Closing as provided in this Agreement, governmental permits, entitlements, licenses and approvals, warranties and guarantees received in connection with any work or services performed with respect thereto, or equipment installed therein, tenant lists, advertising material, telephone exchange numbers and all trademarks and tradenames (but excluding “Blackstone” and any derivations thereof and any other Reserved Company Assets); and

E. “Reserved Company Assets” means the following assets of Seller as of the Closing Date: all cash, cash equivalents (including certificates of deposit), deposits held by third parties (e.g., utility companies), accounts receivable and any right to a refund or other payment relating to a period prior to the Closing, including any real estate tax refund (subject to the prorations hereinafter set forth), bank accounts, claims or other rights against any present or prior member, employee, manager, officer or director of Seller or its affiliates, any refund in connection with termination of Seller’s existing insurance policies, all contracts between Seller and any law firm, accounting firm, property manager, leasing agent, broker, environmental and other consultants and appraisers entered into prior to the Closing, any proprietary or confidential materials (including any materials relating to the background or financial condition of a present or prior member of Seller), the internal books and records of Seller relating, for example, to contributions and distributions prior to the Closing, any software, the name “Blackstone” and any derivations thereof, and any trademarks, trade names, brand marks, brand names, trade dress or logos relating thereto, any development bonds, letters of credit or other collateral held by or posted with any Governmental Entity or other third party with respect to improvement, subdivision or development obligations concerning the Property or any other real property, and any other intangible property that is not used exclusively in connection with the Property.

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3. Purchase Price. The purchase price (the “Purchase Price”) for the Property shall be Thirty-Five Million Seven Hundred Seventy-Five Thousand and No/100th’s Dollars ($35,775,000.00). The Purchase Price shall be paid to Seller by Buyer as follows:

3.1 Deposit. Within two (2) business days following the Effective Date, Buyer shall deliver the Initial Deposit to First American Title Insurance Company (the “Escrow Agent”), at its offices at 1737 North First Street, Suite 500, San Jose, California, Attention: Ms. Linda Tugade (Tel. (408) 579-8340; E-mail ltugade@firstam.com). If this Agreement has not theretofore been terminated (pursuant to Section 4.7.2 or otherwise), then prior to the expiration of the Due Diligence Period, Buyer shall deliver the Additional Deposit to Escrow Agent, and the entire Deposit shall become nonrefundable to Buyer except as otherwise expressly provided in this Agreement. If the Additional Deposit is not delivered by Buyer to Escrow Agent on or before the expiration of the Due Diligence Period, then Buyer shall be deemed to have terminated this Agreement pursuant to Section 4.7.2 and the Initial Deposit (less the “Independent Consideration” (as defined below), which shall be paid to Seller) shall be returned to Buyer. The Initial Deposit and, if applicable, the Additional Deposit shall be delivered to the Escrow Agent by wire transfer of immediately available federal funds or by bank or cashier’s check drawn on a national bank reasonably satisfactory to Escrow Agent. At all times during which the amounts so deposited hereunder shall be held by the Escrow Agent, the same shall be held by Escrow Agent as a deposit against the Purchase Price in accordance with the terms and provisions of this Agreement. While the Deposit or any portion thereof is being held by the Escrow Agent, the Deposit shall be invested by the Escrow Agent in the following investments (“Approved Investments”): (i) money market funds, or (ii) such other short-term investment option offered by the Escrow Agent as may be reasonably agreed to by Seller and Buyer. All interest earned on the Deposit shall be deemed part of the Deposit for all purposes under this Agreement. Notwithstanding anything to the contrary contained in this Agreement, Seller and Buyer acknowledge and agree that One Hundred Dollars ($100) of the Deposit shall be paid to or retained by Seller, as applicable, if this Agreement is terminated for any reason (the “Independent Consideration”). Moreover, Seller and Buyer acknowledge and agree that the Independent Consideration has been bargained for and agreed to as additional consideration for Seller’s execution and delivery of this Agreement. At the Closing, the entire Deposit (including the Independent Consideration) shall be applied to the Purchase Price. Notwithstanding anything to the contrary in this Agreement, if this Agreement terminates or if the Closing fails to occur, for any reason other than Buyer’s default under this Agreement, the Deposit (less the Independent Consideration, which shall be paid to Seller) shall be promptly returned to Buyer.

3.2 Closing Payment. The Purchase Price, as adjusted by the application of the Deposit and by the prorations and credits specified herein, shall be paid by wire transfer of immediately available federal funds (through the escrow described in Section 5) as and when provided in Section 5.2.2 and the “Escrow Instructions”, as hereinafter defined (the amount to be paid under this Section 3.2 being herein called the “Closing Payment”).

4. Conditions Precedent. The obligation of Buyer to acquire the Property as contemplated by this Agreement is subject to the satisfaction of all of the conditions precedent set forth in Sections 4.2, 4.3, 4.6.2 and 4.8 herein (any of which may be waived prior to the Closing only in writing by Buyer) on or before the applicable date specified for satisfaction of the applicable condition. The obligation of Seller to transfer the Property as contemplated by this Agreement is subject to the satisfaction all of the conditions precedent set forth in Sections 4.4 and 4.5 herein (any

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of which may be waived prior to the Closing only in writing by Seller) on or before the applicable date specified for satisfaction of the applicable condition. Seller and Buyer acknowledge and agree that (i) this Section 4 also contains covenants and agreements that are not conditions to the Closing, and (ii) only such provisions that are expressly identified as conditions in this Section 4 are conditions precedent to the Closing under this Section 4. After the Closing, any such condition precedent that has not been satisfied shall be treated as having been waived in writing. No such waiver shall constitute a waiver by Buyer or Seller of any of its respective rights or remedies if Buyer or Seller, as applicable, breaches any representation or warranty made by Buyer in Section 7.2 hereof or in “Buyer’s Closing Certificate” (as defined below) or in any other document that Buyer delivers at Closing, or if Seller breaches any representation or warranty made by Seller in Section 7.1 hereof or in “Seller’s Closing Certificate” (as defined below) or in any other Closing Document Seller delivers at Closing; provided, however, that Buyer or Seller, as applicable, shall be deemed to have waived any claims, rights or remedies with respect to any breach of a representation or warranty by the other party if Buyer or Seller, as applicable, had actual knowledge of any such breach prior to the Closing Date. If any of such conditions is not fulfilled (or waived in writing, or deemed waived in writing) pursuant to the terms of this Agreement, then the party in whose favor such condition exists may terminate this Agreement and, in connection with any such termination made in accordance with this Section 4, Seller and Buyer shall be released from further obligation or liability hereunder (except for those obligations and liabilities which expressly survive such termination and except that, subject to the foregoing sentence, Buyer or Seller, as applicable, shall not be released from liability if such party defaults in the performance of any such covenant or agreement to be performed by such party or if such party breaches any such representation or warranty made by such party before such termination), and the Deposit (less the Independent Consideration, which shall be paid to Seller) shall be returned to Buyer, unless the Closing fails to occur by reason of Buyer’s failure to close when it is obligated to do so under this Agreement (in which case the Deposit shall be disposed of in accordance with Section 9.2).

4.1 Existing Financing Matters. The Property may be subject to encumbrances that secure the “Existing Loan” (as defined in Exhibit “C” [the “Existing Loan Exhibit”]), if any. The Existing Loan will come due upon the sale contemplated hereby and a portion of the Purchase Price may be used, concurrently with the Closing, to repay or defease such Existing Loan in full. Seller hereby covenants that it shall either repay or defease the Existing Loan in full at or prior to the Closing in order to obtain a release of the Existing Loan from the Property.

4.2 Performance by Seller. The performance and observance, in all material respects, by Seller of all covenants and agreements of this Agreement to be performed or observed by Seller prior to or on the Closing Date, including, without limitation, the timely delivery of all documents and instruments to Escrow Agent as required by Section 5.2.1, shall be a condition precedent to Buyer’s obligation to purchase the Property.

4.3 Representations and Warranties of Seller. The obligation of Buyer to close the transactions contemplated by this Agreement is subject to the truth in all material respects of the representations and warranties of Seller set forth in this Agreement, as of the Closing Date, as though made on and as of the Closing Date (which shall survive the Closing Date in accordance with Section 7.3 below), excluding, however, any matter (1) expressly permitted by the terms of this Agreement or (2) known to Buyer on or prior to the expiration of the Due Diligence Period. Without limitation on the foregoing, in the event that the Seller’s closing certificate (the “Seller’s Closing

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Certificate”) in the form attached hereto as Exhibit “N” shall disclose any material adverse changes in the representations and warranties of Seller under this Agreement that are not otherwise permitted or contemplated by the terms of this Agreement or known to Buyer prior to the Due Diligence Period, then Buyer shall have the right to terminate this Agreement by written notice to Seller prior to the Closing and, in connection with any such termination, the Deposit shall be promptly returned to Buyer (less the Independent Consideration, which shall be paid to Seller), Seller and Buyer shall be released from further obligation or liability hereunder (except for those obligations and liabilities which expressly survive such termination). Buyer’s obligation to purchase the Property is also subject to the satisfaction or written waiver of the following condition (which is for Buyer’s benefit): at the Closing, the Title Company shall have irrevocably committed to issue the “Owner’s Policy” (as defined below) upon the Closing.

4.4 Performance by Buyer. The performance and observance, in all material respects, by Buyer of all covenants and agreements of this Agreement to be performed or observed by it prior to or on the Closing Date shall be a condition precedent to Seller’s obligation to sell the Property.

4.5 Representations and Warranties of Buyer. The obligation of Seller to close the transactions contemplated by this Agreement is subject to the truth in all material respects of the representations and warranties of Buyer set forth in this Agreement as of the Closing Date, as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date). Without limitation on the foregoing, in the event that the Buyer’s closing certificate (the “Buyer’s Closing Certificate”) in the form attached hereto as Exhibit “O” shall disclose any material adverse changes in the representations and warranties of Buyer under this Agreement, then Seller shall have the right to terminate this Agreement by written notice to Buyer and, in connection with any such termination, Seller and Buyer shall be released from further obligation or liability hereunder (except for those obligations and liabilities which expressly survive such termination).

4.6 Title Matters.

4.6.1 Title Report; Survey. If not previously delivered to Buyer, Seller shall request that Title Company promptly deliver to Buyer a copy of a commitment for title insurance or preliminary title report (“Preliminary Title Report”) covering the Property from Title Company. In addition, Seller shall (if not previously delivered or made available) deliver to Buyer a copy its existing survey of the Property dated July 25, 2007, prepared by O.K.O. Engineering Inc. and identified as Job No. 2007-242 (the “Survey”). Buyer shall notify Seller in writing (the “Title Notice”) prior to 5:00 p.m. Pacific time on September 30, 2008 (the period beginning on the Effective Date and ending at such time is referred to herein as the “Title Review Period”) as to which matters, if any, within the Preliminary Title Report and which survey matters and/or zoning matters are not acceptable to Buyer (individually, a “Disapproved Title Matter”). Any matter within the Preliminary Title Report and any survey matter and/or zoning matter that Buyer fails to so disapprove in a Title Notice delivered prior to the expiration of the Title Review Period shall be conclusively deemed to have been approved by Buyer. If Buyer timely delivers a Title Notice indicating a Disapproved Title Matter, then Seller shall have three (3) business days after receipt of such Title Notice to elect to notify Buyer in writing (a “Title Response Notice”) that Seller either (a) will in good faith attempt to remove such Disapproved Title Matter from title to the Property on

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or before the Closing, or (b) elects not to cause such Disapproved Title Matter to be removed from title to the Property. If Seller fails to deliver a Title Response Notice as to a particular Disapproved Title Matter within such three (3) business day period, then Seller shall be deemed to have made the election in clause (b) above as to such Disapproved Title Matter. The procurement by Seller of a written commitment from the Title Company to issue the Owner’s Policy or an endorsement thereto reasonably satisfactory to Buyer as of the Closing and insuring Buyer against any Disapproved Title Matter (or any disapproved “Additional Title Matter” as defined below) shall be deemed a removal thereof from title to the Property; provided that each such Disapproved Title Matter or each such disapproved Additional Title Matter so insured is a liquidated sum and the amount of such matters shall not exceed $25,000 in the aggregate. If Seller makes (or is deemed to have made) the election in clause (b) above as to any Disapproved Title Matter, then Buyer shall have one (1) business day from the later of (i) the date it receives the Title Response Notice making such election, or (ii) the date that Seller is deemed to have made such election as to such Disapproved Title Matter (but not later than the Closing Date), within which to notify Seller in writing that Buyer elects to either (x) nevertheless proceed with the purchase and take title to the Property subject to such Disapproved Title Matter, or (y) terminate this Agreement. If Buyer makes the election set forth in clause (y) above, then this Agreement shall immediately terminate, Buyer shall be entitled to a return of the Deposit (less the Independent Consideration, which shall be paid to Seller), and Seller and Buyer shall have no further rights or obligations hereunder, except for the provisions hereof that expressly survive the Closing. If Buyer fails to notify Seller in writing of its election within said one (1) business day period, then Buyer shall be deemed to have made the election set forth in clause (x) above. Buyer acknowledges that Seller has advised Buyer that it should either obtain an abstract covering the Property examined by an attorney of Buyer’s selection, or Buyer should be furnished with or obtain a title policy in connection with its purchase of the Property.

4.6.2 Additional Title Matters. Notwithstanding anything to the contrary in this Agreement, approval by Buyer (in its sole and absolute discretion) of any additional exceptions to title or survey matters first disclosed in writing after the end of the Title Review Period (“Additional Title Matters”) shall be a condition precedent to Buyer’s obligations to purchase the Property. Unless Buyer gives written notice (“Title Disapproval Notice”) that it disapproves any Additional Title Matters, stating the Additional Title Matters so disapproved, before the sooner to occur of the Closing or five (5) days after receipt of written notice of such Additional Title Matters, Buyer shall be deemed to have approved such Additional Title Matters. If Buyer delivers to Seller a Title Disapproval Notice, Seller shall notify Buyer before the sooner to occur of the Closing or five (5) days after its receipt of a Title Disapproval Notice that Seller either (a) will remove such disapproved Additional Title Matter from title (by causing it to be released from the Property or insured against in accordance with Section 4.6.1 above) (Seller having the right but not the obligation to do so), or (b) will not cause such disapproved Additional Title Matter to be removed from title to the Property. If Seller fails to timely respond to a particular disapproved Additional Title Matter, then Seller shall be deemed to have made the election in clause (b) above as to such disapproved Additional Title matter. If Seller makes (or is deemed to have made) the election in clause (b) above as to any disapproved Additional Title Matter, then Buyer may, at its option, terminate this Agreement upon written notice to Seller but only if given prior to the sooner to occur of the Closing or five (5) days after Buyer receives Seller’s notice, in which case this Agreement shall immediately terminate, Buyer shall be entitled to a return of the Deposit (less the Independent Consideration, which shall be paid to Seller), and Seller and Buyer shall have no further rights or obligations hereunder, except for the provisions hereof that expressly survive the Closing. If Buyer

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fails to give such termination notice by such date, Buyer shall be deemed to have waived its objection to, and approved, the matters set forth in Seller’s notice.

4.6.3 Seller Mortgage Liens. Notwithstanding the foregoing provisions of this Section 4.6, Seller shall be obligated to take (and hereby covenants to take) such actions as may be reasonably required by Title Company so that Title Company is willing to issue title insurance to Buyer without exception for (i) any Liens securing the Existing Loan, (ii) any Liens securing any other mortgage or deed of trust financing voluntarily obtained by Seller after the Effective Date and prior to the Closing, (iii) any other mechanics’ liens or materialmens’ liens arising from any work or improvements at the Property ordered or authorized by Seller that encumber the Property on the Closing Date (other than liens or claims arising from Buyer’s due diligence reviews or inspections hereunder).

4.6.4 Exceptions to Title. Buyer shall be obligated to accept title to the Property, subject to the following exceptions to title (the “Permitted Exceptions”):

(a) Real estate taxes and assessments not yet delinquent;

(b) The printed exceptions, if any, which appear in the form CLTA Standard Owner’s Policy of Title Insurance issued by Title Company in the State of California; and

(c) Such other exceptions to title or survey exceptions as may be approved or deemed approved by Buyer pursuant to the above provisions of this Section 4.6 or otherwise expressly permitted under Sections 7.5.3 and 7.5.4.

Conclusive evidence of the availability of such title shall be the irrevocable commitment of Title Company to issue to Buyer on the Closing Date a standard form CLTA Owner’s Policy of Title Insurance issued by Title Company in the State of California (“Owner’s Policy”), in the face amount of the Purchase Price, which policy shall show (i) title to the Land and Improvements to be vested of record in Buyer, and (ii) the Permitted Exceptions to be the only exceptions to title.

4.6.5 Endorsements to Owner’s Policy. It is understood that Buyer may request a number of endorsements to the Owner’s Policy. Buyer shall satisfy itself prior to the expiration of the Due Diligence Period that Title Company will be willing to issue such endorsements at Closing and the issuance of such endorsements shall not be a condition to Closing.

4.6.6 Delivery of Buyer’s Approved Form of Title Commitment. Notwithstanding the foregoing or anything else stated to the contrary in this Agreement, if Buyer delivers to Seller a form of title commitment from Title Company acceptable to Buyer prior to the expiration of the Due Diligence Period that does not set forth any requirements inconsistent with the terms of this Agreement and that does not require any undertaking by Seller inconsistent with this Section 4.6, then the form of Owner’s Policy that shall be delivered to Buyer as provided in Section 4.6.4 shall be the form of title policy provided for in such title commitment delivered to Seller, together with all endorsements attached thereto (subject to any Additional Title Matters or other matters approved or deemed approved by Buyer pursuant to Section 4.6.2, Section 7.5.3 or Section 7.5.4 below, or any other matters created or caused by Buyer or its agents, employees or representatives).

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4.7 Due Diligence Reviews. Except for title and survey matters (which shall be governed by the provisions of Section 4.6 above), and subject to the provisions hereinafter set forth, Buyer shall have until 5:00 p.m. (local time where the Property is located) on October 6, 2008 (the period beginning on the Effective Date and ending at such time being herein called the “Due Diligence Period”) within which to perform and complete all of Buyer’s due diligence examinations, reviews and inspections of all matters pertaining to the purchase of the Property, including all toxic, soils, engineering and environmental reports and correspondence, all leases, license agreements and service contracts, sewer/water conditions, utilities service information, zoning information, access information, assessments and city fees, developmental conditions and approvals, building reports, operating report containing income and expenses of the Property, and legal, physical, environmental and compliance matters and conditions respecting the Property (the foregoing being collectively called the “Property Information”). During the Due Diligence Period, Seller shall use its commercially reasonable efforts to arrange interviews for Buyer with Tenant. Subject to Section 4.7.1, during the Due Diligence Period and prior to the Closing, Seller shall provide Buyer and its actual and potential investors, lenders and assignees, and their respective representatives, attorneys, accountants, consultants, surveyors, title companies, agents, employees, contractors, appraisers, architects and engineers, with reasonable access to the Property upon reasonable advance notice and shall also make available for review and copying (at Buyer’s expense) copies of all documents, materials and other information relating to the Property Information in Seller’s possession, all upon reasonable advance notice. In no event, however, shall Seller be obligated to make available (or cause to be made available) any proprietary or confidential documents including reports or studies that have been superseded by subsequent reports or studies, or any of the following confidential and proprietary materials (collectively, the “Excluded Information”): (1) information contained in financial analyses or projections (including Seller’s budgets or valuations, cost-basis information and capital account information); (2) material which is subject to attorney-client privilege or which is attorney work product; (3) appraisal reports or letters; (4) organizational, financial and other documents relating to Seller or its affiliates (other than any evidence of due authorization and organization required under this Agreement); or (5) material which Seller is legally required not to disclose other than by reason of legal requirements voluntarily assumed by Seller after the Effective Date. In no event shall any right of Buyer to access or inspect the Property or to conduct further reviews and analyses after the expiration of the Due Diligence Period, as set forth herein, give rise to any due diligence approval or termination right in favor of Buyer under this Agreement.

4.7.1 Review Standards. Buyer shall at all times conduct any and all due diligence reviews, inspections and examinations in a manner so as to not cause liability, damage, lien, loss, cost or expense to Seller or the Property and so as to not unreasonably interfere with or disturb Tenant at the Property, and Buyer will indemnify, defend, and hold Seller and the Property harmless from and against any such liability, damage, lien, loss, cost or expense (except to the extent arising from the mere discovery of existing conditions or arising from Seller’s own negligence or willful misconduct). Prior to entry upon the Property, Buyer shall provide Seller with copies of certificates of insurance evidencing comprehensive general liability insurance policies (naming Seller as an additional insured) which shall be maintained by Buyer in connection with its investigations upon the Property, with limits, coverages and insurers under such policies reasonably satisfactory to Seller. Without limitation on the foregoing, in no event shall Buyer: (a) conduct any intrusive physical testing (environmental, structural or otherwise) at the Property (such as soil

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borings, water samplings or the like) without Seller’s express written consent, which consent, as to intrusive physical testing, may be given or withheld in Seller’s sole discretion (and Buyer shall in all events promptly return the Property to its prior condition and repair thereafter); (b) contact any consultant or other professional engaged by Seller or Tenant (or its representatives) without first notifying Seller; or (c) contact any Governmental Entity having jurisdiction over the Property without Seller’s express written consent (which shall not be unreasonably withheld) other than ordinary contact normally associated with routine due diligence examinations that does not involve any discussions with governmental officials (except to the extent necessary to request records, zoning letters and/or to confirm that there are no violations at the Property); or (d) contact any member or partner of Seller or any lender or servicer with respect to the Existing Loan, in each case, without the prior written approval of Seller. Notices or consents under clause (b), (c) or (d) above may be given orally or by email by Will Connors (Tel. 650-372-3514; email will_connors@equityoffice.com). Seller shall have the right, at its option, to cause a representative of Seller to be present at all inspections, reviews and examinations conducted hereunder. Buyer shall schedule any entry (by it or its designees) onto the Property in advance with Seller. In the event of any termination hereunder (other than by reason of Seller’s default), Buyer shall return all documents and other materials furnished by Seller hereunder and at Seller’s written request, Buyer shall promptly deliver to Seller copies of any written reports relating to the Property prepared for or on behalf of Buyer by any third party without any representation or warranty as to the accuracy or completeness of such documents and subject to any confidentiality provisions contained therein. The “Confidentiality Agreement” and “Access Agreement” (each as hereinafter defined), if any, are hereby incorporated by this reference and shall apply to this Agreement. To the extent that there are any inconsistencies between the provisions of this Agreement and the provisions of the Confidentiality Agreement and/or the Access Agreement, the provisions of this Agreement shall govern and control. Buyer shall be responsible to Seller for any breaches of the Confidentiality Agreement or the Access Agreement by any person or entity to whom information or access to the Property was given by or through Buyer as though the breach were committed by Buyer itself. This Section 4.7.1 shall survive any termination of this Agreement.

4.7.2 Termination Right. On or before the expiration of the Due Diligence Period, Buyer may in its sole discretion, for any reason or no reason, terminate this Agreement by written notice to Seller (such notice being herein called the “Termination Notice”), whereupon this Agreement, and the obligations of the parties hereunder, shall terminate (and no party hereto shall have any further obligation in connection herewith except under those provisions that expressly survive a termination of this Agreement), the Independent Consideration shall be paid to Seller, and the balance of Deposit shall be delivered to Buyer. In the event that Buyer shall fail to have delivered the Termination Notice to Seller before the expiration of the Due Diligence Period, Buyer shall have no further right to terminate this Agreement pursuant to this Section 4.7.

4.8 Tenant Estoppel Certificates. Buyer shall have received no later than three (3) days prior to the Closing an estoppel certificate (the “Tenant Estoppel Certificate”) from Tenant, in the form required under Section 4.8.1 (which does not disclose matters adverse to the Property, in any material respect, which are not set forth in the Lease, nor the existence of any default under the Lease), shall be a condition precedent to Buyer’s obligation to acquire the Property hereunder. If on or before the Closing Date such condition is not satisfied (or waived by Buyer), then this Agreement shall terminate and Buyer shall be entitled to a refund of the Deposit (less the Independent Consideration, which shall be paid to Seller) and no party hereto shall have any further obligation

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under this Agreement except under those provisions that expressly survive a termination of this Agreement.

4.8.1 The Tenant Estoppel Certificate shall be substantially in the applicable form attached as Exhibit “L”. In addition, any provisions of the Tenant Estoppel Certificate respecting defaults, defenses, disputes, environmental matters, claims, offsets, credits, abatements, concessions and recaptures against rent and other charges may be limited to the actual knowledge of Tenant.

4.8.2 Seller shall utilize commercially reasonable efforts to obtain the Tenant Estoppel Certificate from Tenant prior to the expiration of the Due Diligence Period. As used in this Agreement, “commercially reasonable efforts” shall not include any obligation to institute legal proceedings, to declare any person in default, to expend any monies or to cause any other person to do any of the same.

4.8.3 Seller shall deliver the Tenant Estoppel Certificate to Tenant within two (2) business days following the Effective Date, and Seller shall promptly deliver a copy of the executed Tenant Estoppel Certificate to Buyer upon receipt by Seller.

5. Closing Procedure. The closing (the “Closing”) of the sale and purchase herein provided shall occur on the Closing Date. Buyer shall have the right to extend the Closing Date up to two (2) times on the terms described below, upon Buyer’s satisfaction of the following conditions precedent to each such extension: (a) Buyer shall have given Seller and Escrow Agent written notice of Buyer’s election to so extend the Closing Date (each an “Extension Notice”) at least five (5) business days prior to the then-scheduled Closing Date, with the first extended Closing Date being December 2, 2008 (the “First Extension”), and the second extended Closing Date being December 18, 2008 (the “Second Extension”), provided that the right to extend the Closing Date pursuant to the Second Extension shall be conditioned on and subject to Buyer’s prior valid exercise of the First Extension; (b) with respect to the First Extension, Buyer shall have delivered an extension deposit of $750,000 (the “First Extension Deposit”) to Escrow Agent within one (1) business day after Buyer’s delivery of the first Extension Notice; and (c) with respect to the Second Extension, Buyer shall have delivered an extension deposit of $500,000 (the “Second Extension Deposit”) to Escrow Agent within one (1) business day after Buyer’s delivery of the second Extension Notice. Each of the First Extension Deposit and the Second Extension Deposit is referred to as an “Extension Deposit”). Upon Escrow Agent’s receipt of any Extension Deposit, such Extension Deposit shall be treated as, and become part of the Deposit.

5.1 Escrow. The Closing shall be accomplished pursuant to escrow instructions (the “Escrow Instructions”) among Buyer, Seller and the Escrow Agent in the form of Exhibit “D”, which Buyer and Seller shall execute concurrently herewith.

5.2 Closing Deliveries. The parties shall deliver to the Escrow Agent the following:

5.2.1 Seller Deliveries. At least one (1) business day prior to the Closing Date, Seller shall deliver (or cause to be delivered) to the Escrow Agent the following:

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(a) A duly executed and acknowledged original grant deed (the “Deed”) in the form of Exhibit “E” for the Property. In connection with the Deed, neither the Purchase Price nor the documentary transfer tax payable with respect to recordation of the Deed shall be included within the Deed, but shall instead be separately reported as required by Laws to Governmental Entities having jurisdiction pursuant to Section 11932 of the Revenue and Taxation Code, as amended;

(b) A duly executed original bill of sale, assignment and assumption agreement (an “Assignment and Assumption”) in the form of Exhibit “F” for the Property;

(c) A duly executed original certificate of “non-foreign” status in the form of Exhibit “G” and a duly executed original California state Form 593-C certificate sufficient to exempt Seller from any California state withholding requirement with respect to the sale contemplated by this Agreement;

(d) Duly executed notice to Tenant (“Tenant Notice”), in the form of Exhibit “H”, which notice Buyer shall, at Buyer’s sole cost and expense, mail to Tenant by certified mail, return receipt requested;

(e) Duly executed notices to each of the vendors under any Service Agreement to be assumed by Buyer at Closing as provided in this Agreement (“Vendor Notices”), such Vendor Notices to be in such form(s) as are reasonably required by Seller, which notices Buyer shall, at Buyer’s sole cost and expense, mail to each such vendor by certified mail, return receipt requested;

(f) The Seller’s Closing Certificate;

(g) To the extent required by the Escrow Agent, evidence reasonably satisfactory to the Escrow Agent respecting the due organization of Seller and the due authorization and execution by Seller of this Agreement and the documents required to be delivered hereunder;

(h) To the extent they do not constitute Reserved Company Assets and are then in Seller’s or its agent’s possession and have not theretofore been delivered to Buyer: (i) any plans and specifications for the Improvements for the Property; (ii) all unexpired warranties and guarantees which Seller has received in connection with any work or services performed with respect to, or equipment installed in, the Property; (iii) all keys and other access control devices for the Property; (iv) an original of the Lease and all correspondence to or from Tenant relating to the Lease; and (v) originals of all Service Agreements for the Property that will remain in effect after the Closing and all correspondence relating to the ongoing operations and maintenance of the Property, including tenant leasing information, leasing files and other documents relating to the operation or maintenance of the Property in Seller’s possession (which materials under this clause (f) may be either delivered at Closing or left at the management offices at the Property);

(i) If required by Title Company, a certificate in the form of Exhibit “I” to facilitate the issuance of any title insurance sought by Buyer in connection with the transactions contemplated hereby, but in no event shall Seller be obligated to provide any additional

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certificate, additional affidavit or additional indemnity in connection with Buyer’s title insurance; and

(j) Such additional documents as may be reasonably required by the Escrow Agent in order to consummate the transactions hereunder (provided the same do not increase in any material respect the costs to, or liability or obligations of, Seller in a manner not otherwise provided for herein).

5.2.2 Buyer Deliveries. At least one (1) business day prior to the Closing Date (except as to the Closing Payment, which shall be delivered no later than 10:00 A.M. local time on the Closing Date), Buyer shall deliver to the Escrow Agent the following:

(a) Provided that the conditions precedent to Buyer’s obligation to purchase the Property under this Agreement have been satisfied as of such date (or have been waived by Buyer), the Closing Payment by wire transfer of immediately available federal funds;

(b) A duly executed original Assignment and Assumption for the Property;

(c) A duly executed preliminary change of ownership report for the Property;

(d) Duly executed Tenant Notice for the Property;

(e) Duly executed Vendor Notices for the Property;

(f) The Buyer’s Closing Certificate;

(g) To the extent required by Title Company, evidence reasonably satisfactory to Title Company respecting the due organization of Buyer and the due authorization and execution by Buyer of this Agreement and the documents required to be delivered hereunder; and

(h) Such additional documents as may be reasonably required by the Escrow Agent in order to consummate the transactions hereunder (provided the same do not increase in any material respect the costs to, or liability or obligations of, Buyer in a manner not otherwise provided for herein).

5.2.3 Mutual Deliveries. At least one (1) business day prior to the Closing Date, Buyer and Seller shall mutually execute and deliver (or cause to be executed and delivered) to the Escrow Agent, the following:

(a) A closing statement (the “Closing Statement”) reflecting the Purchase Price, and the adjustments and prorations required hereunder and the allocation of income and expenses required hereby; and

(b) Such transfer tax forms as required by state and local authorities.

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5.3 Closing Costs. Seller shall pay or cause to be paid (1) all county transfer taxes payable in connection with the sale contemplated herein, (2) 50% of any city transfer taxes payable in connection with the sale contemplated herein, (3) the portion of the title insurance premium relating to any title insurance policy obtained by Buyer for CLTA standard coverage in the amount of the Purchase Price for the Property, and (4) 50% of all escrow charges. Buyer shall pay (1) 50% of all escrow charges, (2) the amount by which the title insurance premium costs for any title insurance policy obtained by Buyer and for all endorsements thereto exceeds the cost of CLTA standard coverage, (3) the costs to update the Survey or to obtain a new survey, (4) 50% of any city transfer taxes payable in connection with the sale contemplated herein, and (5) all fees, costs or expenses in connection with Buyer’s due diligence reviews hereunder. Any other closing costs shall be allocated in accordance with local custom. Seller and Buyer shall pay their respective shares of prorations as hereinafter provided.

5.4 Prorations.

5.4.1 Items to be Prorated. The following shall be prorated between Seller and Buyer as of the Closing Date (on the basis of the actual number of days elapsed over the applicable period), with Buyer being deemed to be the owner of the Property during the entire day on the Closing Date and being entitled to receive all operating income of the Property, and being obligated to pay all operating expenses of the Property, with respect to the Closing Date (which prorations shall be based on the periods to which such prorations relate and are applicable regardless of when payable):

(a) All non-delinquent real estate and personal property taxes and assessments on the Property for the 2008-2009 fiscal year (i.e., July 1, 2008 through June 30, 2009). Seller shall be responsible for the payment of any real estate and personal property taxes that are delinquent before Closing. In no event shall Seller be charged with or be responsible for any increase in the taxes on the Property resulting from the sale of the Property contemplated by this Agreement or from any improvements made or leases entered into on or after the Closing Date. If any assessments on the Property are payable in installments, then the installment allocable to the current period shall be prorated (with Buyer being allocated the obligation to pay any installments due after the Closing Date).

(b) All fixed and additional rentals under the Lease, security deposits and other tenant charges. Seller shall deliver or provide a credit in an amount equal to all prepaid rentals for periods after the Closing Date and all refundable cash security deposits (to the extent the foregoing were made by Tenant and are not applied or forfeited prior to the Closing) to Buyer on the Closing Date. Seller shall not apply or cause to be forfeited Tenant’s security deposit prior to the Closing, unless Tenant fails to cure any material default under the Lease within sixty (60) days after the occurrence of such default. A list of the unapplied tenant security deposits under the Lease as of the Effective Date is set forth on Exhibit “M”. Rents which are delinquent (or payable but unpaid) as of the Closing Date shall not be prorated on the Closing Date. Until the date that is 12 months after the Closing, Buyer shall include such delinquencies (or unpaid amounts) in its normal billing. To the extent Buyer receives rents (or income in connection with other tenant charges) on or after the Closing Date, such payments shall be applied first toward the rent (or other tenant charge) for the month in which the Closing occurs then to the rent (or other tenant charge) owed to Buyer in connection with the applicable Lease or other document for which such payments

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are received, and then to any delinquent rents (or other tenant charges) owed to Seller, with Seller’s share thereof being promptly delivered to Seller; provided, however, that any year-end or similar reconciliation payment shall be allocated as hereinafter provided. Buyer may not waive any delinquent (or unpaid) rents or modify the Lease so as to reduce or otherwise affect amounts owed thereunder for any period in which Seller is entitled to receive a share of charges or amounts without first obtaining Seller’s written consent. Seller hereby reserves the right to pursue any remedy for damages against Tenant for any delinquent rents and any other amounts due to Seller (but shall not be entitled to terminate the Lease or Tenant’s right to possession), provided that, Seller shall not exercise any such remedy for a period of six (6) months after the Closing Date . Buyer shall reasonably cooperate with Seller by billing Tenant, but shall not be required to litigate or declare a default under the Lease. With respect to delinquent or other uncollected rents and any other amounts or other rights of any kind respecting tenants who are no longer tenants of the Property as of the Closing Date, Seller shall retain all of the rights relating thereto.

(c) At the Closing, Buyer and Seller shall make an adjustment for the estimated amounts of “Reimbursable Tenant Expenses” (as hereinafter defined) based on a comparison of the actual Reimbursable Tenant Expenses incurred by Seller as of the Closing Date to the estimated payments made by Tenant as of the Closing Date. Buyer and Seller shall determine the final Reimbursable Tenant Expenses for the 2008 calendar year on or before April 15, 2009. If annual reconciliation payments are due, Buyer shall use reasonable efforts to collect or cause to be collected from Tenant any underpayment of Reimbursable Tenant Expenses then payable by Tenant and pay to Seller Seller’s share of said underpayment promptly upon collection thereof. As used herein, the term “Reimbursable Tenant Expenses” shall mean payments required to be paid by Tenant for Tenant’s share of insurance, common area maintenance and other expenses of the Property. If more amounts have been collected from Tenants for Reimbursable Tenant Expenses than have been incurred for Reimbursable Tenant Expenses, Seller will promptly pay to Buyer Seller’s share of such excess collected amount as and when such Reimbursable Tenant Expenses are determined. Seller’s “share” of Reimbursable Tenant Expenses shall be determined by comparing the amounts collected by Seller from Tenant on account of Reimbursable Tenant Expenses for the period commencing January 1, 2008 and ending on the Closing Date to the actual Reimbursable Tenant Expenses paid or incurred by Seller during such period.

(d) Any other items of operating income or operating expense which are customarily apportioned between the parties in real estate closings of comparable commercial properties in the metropolitan area where the Property is located, as applicable; however, there will be no prorations for debt service, insurance premiums or payroll (because Buyer is not acquiring or assuming Seller’s financing or insurance or employees).

(e) Buyer shall transfer all utilities to its name as of the Closing Date, and where necessary, post deposits with the utility companies. Seller shall use commercially reasonable efforts to cause all utility meters to be read as of the Closing Date. Seller shall be entitled to recover any and all deposits held by any utility company as of the Closing Date. All charges for utilities shall be prorated outside of the escrow contemplated herein within sixty (60) days after the Closing Date.

(f) With the exception of the Leasing Costs identified on Schedule 1 (which shall be Buyer’s responsibility), Seller shall be responsible for all Leasing Costs that are

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payable by reason of (i) the execution of an “Existing Lease” (i.e., the Lease existing as of the Effective Date) prior to the Effective Date, (ii) the renewal, extension, expansion of, or the exercise of any other option under, an Existing Lease (or an amendment to an Existing Lease) prior to the Effective Date, and (iii) amendments of an Existing Lease entered into prior to the Effective Date. If the Closing occurs, Buyer shall be responsible for the payment (or, in the case of any amounts payable prior to Closing, the reimbursement to Seller) of the following Leasing Costs if expressly disclosed in (a) an Existing Lease, (b) a “New Lease” (as defined below), (c) a “Lease Amendment” (as defined below), or (d) writing delivered to Buyer not less than three (3) business days prior to the expiration of the Due Diligence Period: (A) all Leasing Costs which become due and payable (whether before or after Closing) as a result of (1) any “New Leases” (i.e., Leases entered into during the “Lease Approval Period” [as hereinafter defined] in accordance with this Agreement), (2) amendments entered into during the Lease Approval Period in accordance with this Agreement (“Lease Amendments”) to renew, extend, expand or otherwise amend Existing Leases or New Leases, or (3) any renewals, extensions, expansions, or the exercise of any other option under, Existing Leases, New Leases or Lease Amendments exercised by tenants during the Lease Approval Period; and (B) all Leasing Costs as a result of renewals, extensions, expansions, or of the exercise of any other option, occurring on or after the Closing Date of Existing Leases, New Leases or Lease Amendments. In addition, Buyer shall assume the economic effect of any “free rent” or other concessions pertaining to the period from and after the Closing; provided that, Buyer shall be entitled to receive a credit against the Purchase Price at Closing for “free rent” and other concessions under the Lease in an amount equal to $7,037.26 per diem for the period starting on the Closing Date through and including December 31, 2008. If, as of the Closing Date, Seller shall have paid any Leasing Costs for which Buyer is responsible pursuant to the foregoing provisions, Buyer shall reimburse Seller therefor at Closing. Seller shall pay (or cause to be paid), prior to Closing, or credit Buyer at Closing (to the extent unpaid) all Leasing Costs for which Seller is responsible pursuant to the foregoing provisions, and (subject to the reimbursement obligations set forth above), Seller shall pay (or cause to be paid) when due all Leasing Costs payable after the Effective Date and prior to Closing (and, with respect to any Leasing Costs so paid by Seller, shall provide Buyer with evidence of the payment thereof on or prior to the Closing Date). For purposes hereof, the term “Lease Approval Period” shall mean the period from the Effective Date until the Closing Date.

5.4.2 Calculation. The prorations and payments shall be made on the basis of a written statement submitted to Buyer and Seller by the Escrow Agent prior to the Closing and approved by Buyer and Seller. In the event any prorations or apportionments made under this Section 5.4 shall prove to be incorrect for any reason, then any party shall be entitled to an adjustment to correct the same. Any item which cannot be finally prorated because of the unavailability of information shall be tentatively prorated on the basis of the best data then available and reprorated when the information is available. The obligations of Seller and Buyer under this Section 5.4 shall survive the Closing for 180 days.

6. Condemnation or Destruction of Property. In the event that, after the Effective Date but prior to the Closing Date, either any portion of the Property is taken pursuant to eminent domain proceedings or any of the Improvements are damaged or destroyed by any casualty, Seller shall be required to give Buyer prompt written notice of the same after Seller’s actual discovery of the same, but shall have no obligation to cause any direct or indirect member, partner or owner of Seller to contribute capital to Seller or any other entity, or to repair or replace (or cause to be repaired or replaced) any such damage, destruction or taken property. Seller shall, upon consummation of the

16	350 East Plumeria Drive, San Jose, CA

transaction herein provided, assign to Buyer (except to the extent any condemnation proceeds or insurance proceeds are attributable to lost rents or other items applicable to any period prior to the Closing) all claims of Seller respecting any condemnation or casualty insurance coverage, as applicable, and all condemnation proceeds or proceeds from any such casualty insurance received by Seller on account of any casualty (except to the extent required for collection costs or repairs by Seller prior to the Closing Date), as applicable. In connection with any assignment of insurance proceeds hereunder, Seller shall credit Buyer with an amount equal to the applicable deductible amount under Seller’s insurance (but not more than the amount by which (x) the cost as of the Closing Date to repair the damage is greater than (y) the insurance proceeds and coverage to be assigned to Buyer). In the event (A) the condemnation award or the cost of repair of damage to the Property on account of a casualty, as applicable, shall exceed $2,000,000, or (B) the condemnation or damage to the Property (i) materially and adversely affects the access to or parking at the Property, (ii) results in the Property violating any Laws or failing to comply with zoning or any covenants, conditions or restrictions affecting the Property, or (iii) would entitle Tenant to terminate the Lease or abate rent pursuant to the terms of the Lease, or (C) Seller does not elect to credit Buyer with an amount equal to the cost to repair any uninsured or underinsured casualty, Seller having the right, but not the obligation, to do so, Buyer may, at its option, terminate this Agreement by notice to Seller, given on or before the Closing Date, whereupon Buyer shall receive a refund of the Deposit (less the Independent Consideration, which shall be paid to Seller) and no party hereto shall have any further obligation in connection herewith except under those provisions that expressly survive a termination of this Agreement.

7. Representations, Warranties and Covenants.

7.1 Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer that:

7.1.1 Leases. (i) There are no leases of space in the Property or other agreements to occupy all or any portion of the Property, which will be in force after the Closing and under which Seller is the landlord (whether by entering into the leases or acquiring the Property subject to such leases or agreements) other than the Lease (as used in this Section 7.1.1, “Lease” includes (x) the Lease and any amendments and modifications thereto listed on Exhibit “J” (the “Lease Exhibit”), including amendments thereto entered into in accordance with this Agreement and (y) the leases of space in the Property (including amendments thereto) entered into in accordance with this Agreement); (ii) to Seller’s knowledge, the Lease is in full force and effect and has not been materially amended except as set forth in the Lease Exhibit; and (iii) to Seller’s knowledge, neither Seller nor Tenant is in monetary default or has given written notice of any material non-monetary default under the Lease, except as set forth on Exhibit “K”.

7.1.2 Litigation. Other than litigation disclosed in Schedule 2 hereto, to Seller’s knowledge, there is no pending (nor has Seller received any written notice of any threatened) action, litigation, condemnation or other proceeding against the Property or against Seller with respect to the Property.

7.1.3 Compliance. To Seller’s knowledge, Seller has not received any written notice from any Governmental Entity having jurisdiction over the Property to the effect that the Property is not in compliance with applicable laws and ordinances other than notices of non-

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compliance received more than twelve (12) months prior to the Effective Date which have been remedied.

7.1.4 Service Agreements. Seller has not entered into any service or equipment leasing contracts relating to the Property that will be binding on Buyer after Closing, except for the Service Agreements disclosed in Schedule 3 hereto (subject to any restrictions on assignment contained therein). To Seller’s knowledge, Seller is not in monetary default and neither party has given written notice of any material non-monetary default under the Service Agreements. As used herein, the “Service Agreements” means, collectively, service or equipment leasing contracts relating to the Property (other than Excluded Contracts) that are (i) described in Schedule 3, or (ii) entered into in accordance with this Agreement. As used herein, “Excluded Contracts” means contracts relating to the Property for (i) insurance; (ii) existing property management; (iii) the engagement of attorneys, accountants, brokers, surveyors, title companies, environmental consultants, engineers or appraisers; and (iv) the National Service Contracts. The Excluded Contracts are not being assigned to or assumed by Buyer hereunder, except that Buyer is assuming the obligation to pay the Leasing Costs for which it is responsible under Section 5.4.1(f).

7.1.5 Due Authority. This Agreement and all agreements, instruments and documents herein provided to be executed or to be caused to be executed by Seller are and on the Closing Date will be duly authorized, executed and delivered by and are binding upon Seller. Seller is a Delaware limited liability company, duly organized and validly existing and in good standing under the laws of such state, and is duly authorized and qualified to do all things required of it under this Agreement. Seller has the capacity and authority to enter into this Agreement and consummate the transactions herein provided without the consent or joinder of any other party (except as otherwise may be set forth in this Agreement).

7.1.6 No Conflict. To Seller’s knowledge, except as otherwise set forth in this Agreement, neither this Agreement nor any agreement, document or instrument executed or to be executed in connection with the same, nor anything provided in or contemplated by this Agreement or any such other agreement, document or instrument, does now or shall hereafter materially breach, violate, invalidate, cancel, make inoperative or interfere with, or result in the acceleration or maturity of, any agreement, document, instrument, right or interest, or applicable law affecting or relating to Seller or the Property.

7.1.7 Seller’s Authority. Seller is duly qualified or licensed to do business as a foreign limited liability company and is in good standing under the laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary. Seller has all requisite limited liability company power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted.

7.1.8 Environmental Matters. To Seller’s knowledge, the Due Diligence Materials include all of the third party reports relating to Hazardous Materials at the Property in its possession (the “Environmental Reports”). The term “Hazardous Material” shall mean asbestos, petroleum products, and any other hazardous waste or substance which has, as of the Effective Date, been determined to be hazardous or a pollutant by the U.S. Environmental Protection Agency, the

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U.S. Department of Transportation, or any instrumentality authorized to regulate substances in the environment which has jurisdiction over the Property.

7.2 Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller that:

7.2.1 This Agreement and all agreements, instruments and documents herein provided to be executed or to be caused to be executed by Buyer are and on the Closing Date will be duly authorized, executed and delivered by and are binding upon Buyer; Buyer is a limited liability company, duly organized and validly existing and in good standing under the Laws of the State of Delaware, and is duly authorized and qualified to do all things required of it under this Agreement; and Buyer has the capacity and authority to enter into this Agreement and consummate the transactions herein provided without the consent or joinder of any other party (except as otherwise may be set forth in this Agreement). To Buyer’s knowledge, except as otherwise set forth in this Agreement, neither this Agreement nor any agreement, document or instrument executed or to be executed in connection with the same, nor anything provided in or contemplated by this Agreement or any such other agreement, document or instrument, does now or shall hereafter breach, violate, invalidate, cancel, make inoperative or interfere with, or result in the acceleration or maturity of, any agreement, document, instrument, right or interest, or applicable law affecting or relating to Buyer.

7.3 Survival. The representations, warranties and covenants and all other obligations, provisions and liabilities under this Agreement or any of the Closing Documents (including any cause of action by reason of a breach thereof) shall survive the Closing for a period of 270 days after the Closing Date; provided, however, that, all of Section 8 and Section 10 (and only such Sections) shall survive the Closing without limitation. Notwithstanding anything to the contrary in this Agreement, Seller shall have no liability, and Buyer shall make no claim against Seller, for (and Buyer shall be deemed to have waived any failure of a condition hereunder by reason of) a failure of any condition or a breach of any representation or warranty, covenant or other obligation of Seller under this Agreement or any Closing Document executed by Seller (including for this purpose any matter that would have constituted a breach of Seller’s representations and warranties had they been made on the Closing Date) if (a) the failure or breach in question constitutes or results from a condition, state of facts or other matter that was actually known to Buyer on or prior to the Effective Date, or (b) the failure or breach in question constitutes or results from a condition, state of facts or other matter that was actually known to Buyer prior to Closing and Buyer proceeds with the Closing.

7.4 Knowledge.

(1) Definition. When a statement is made under this Agreement to the “knowledge” or “actual knowledge” of a party (or other similar phrase), it means that none of the Designated Representatives of such party has any actual knowledge (without further investigation) of any facts indicating that such statement is not true. Each Designated Representative shall be deemed to have actual knowledge of any matter received by such Designated Representative in writing. None of the Designated Individuals shall have any personal liability under this Agreement.

(2) Designated Representatives. The “Designated Representatives” are limited to the following individuals:

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(a) for Seller: Will Connors; and

(b) for Buyer: Peter Mette and Robert Taylor.

7.5 Interim Covenants of Seller. Until the Closing Date or the sooner termination of this Agreement, to the extent Seller has the right and power to do so:

7.5.1 Maintenance/Operation. Seller shall use reasonable efforts to maintain and operate the Property in substantially the same manner as prior hereto pursuant to its normal course of business (such maintenance obligations not including capital expenditures or expenditures not incurred in such normal course of business), subject to reasonable wear and tear and further subject to destruction by casualty or other events beyond the reasonable control of Seller. Without limitation of the foregoing, Seller shall use reasonable efforts to maintain its current insurance.

7.5.2 Service Agreements. Seller shall not, without the prior consent of Buyer (in Buyer’s sole and absolute discretion), enter into, materially modify or terminate any additional service or equipment leasing contracts or other similar agreements relating to the Property or materially modify or terminate the Service Agreements. If Buyer fails to notify Seller in writing of Buyer’s objections within three (3) business days of Buyer’s receipt of the proposed modification, termination or new contract terms (and a request for Buyer’s approval), then Buyer shall be deemed to have disapproved the same.

7.5.3 Leases. Seller shall not enter into any new lease or modify or terminate the Lease or approve any new subleases or assignment without the prior consent of Buyer, which consent may be withheld in Buyer’s sole and absolute discretion (unless a different consent standard is otherwise provided or required with respect to any new subleases or assignment pursuant to the terms of the Lease).

7.5.4 Encumbrances. Seller shall not encumber the Property with any mortgages, deeds of trust or other encumbrances except as expressly permitted above without Buyer’s consent (which may be granted or withheld in Buyer’s sole and absolute discretion).

7.6 Post-Closing Cooperation. Following the Closing, Seller and its affiliates shall upon request transfer such assets in the Seller’s or such affiliates’ possession or control that relate exclusively or primarily to the Property and the operation thereof.

7.7 Seller’s Environmental Inquiry. Buyer acknowledges and agrees that the sole inquiry and investigation Seller has conducted in connection with the environmental condition of the Property is to obtain the Environmental Reports, and that, for all purposes, including California Health and Safety Code Section 25359.7, Seller has acted reasonably in solely relying upon said inquiry and investigation.

7.8 Natural Hazard Disclosure. Seller has commissioned [JCP Property Disclosure Reports (800) 748-5233] (“Natural Hazard Expert”) to prepare the natural hazard disclosure statement in the form required by California Civil Code Section 1103 (the “Natural Hazard Disclosure”). Buyer acknowledges that this transaction is not subject to that Civil Code Section, but that nevertheless the Natural Hazard Disclosure serves or shall serve to satisfy other statutory disclosure requirements of the California Government Code and California Public

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Resources Code. Seller does not warrant or represent either the accuracy or completeness of the information in the Natural Hazard Disclosure, and Buyer shall use same merely as a part in its overall investigation of the Property.

7.9 SNDAs. Upon the written request of Buyer, Seller agrees to forward, at no cost to Seller and solely as an accommodation to Buyer, Buyer’s lender’s form of Subordination, Non-Disturbance and Attornment Agreement (if any) to Tenant. However, it is expressly understood and agreed that the receipt of one or more Subordination, Non-Disturbance and Attornment Agreements in any form executed by Tenant shall not be a condition to Buyer’s obligation to proceed with the Closing under this Agreement.

7.10 Future Notices. Seller shall promptly deliver to Buyer any notices that it may hereafter receive from time to time that, if not delivered to Buyer, would cause the representations and warranties set forth in Section 7.1 herein to be untrue if made after Seller’s receipt of any such notice.

7.11 Future Negotiations. From and after the Effective Date and until the Closing or any earlier termination of this Agreement, Seller shall not negotiate or enter into any agreement with any party other than Buyer for the sale or transfer of any interest in the Property (except as otherwise permitted under Sections 7.5.3 or 7.5.4).

8. DISCLAIMER; RELEASE. AS AN ESSENTIAL INDUCEMENT TO SELLER TO ENTER INTO THIS AGREEMENT, AND AS PART OF THE DETERMINATION OF THE PURCHASE PRICE, BUYER ACKNOWLEDGES AND AGREES, THAT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT AND THE DOCUMENTS EXECUTED BY SELLER IN CONNECTION HEREWITH:

8.1 DISCLAIMER.

8.1.1 AS-IS; WHERE-IS. THE SALE OF THE PROPERTY HEREUNDER IS AND WILL BE MADE ON AN “AS IS, WHERE IS” BASIS. SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY NEGATES AND DISCLAIMS ANY REPRESENTATIONS, WARRANTIES OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE OF, AS TO, CONCERNING OR WITH RESPECT TO THE PROPERTY OR ANY OTHER MATTER WHATSOEVER, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT.

8.1.2 SOPHISTICATION OF BUYER. BUYER IS A SOPHISTICATED BUYER WHO IS FAMILIAR WITH THE OWNERSHIP AND OPERATION OF REAL ESTATE PROJECTS SIMILAR TO THE PROPERTY, AND BUYER HAS HAD ADEQUATE OPPORTUNITY OR WILL HAVE ADEQUATE OPPORTUNITY PRIOR TO CLOSING TO COMPLETE ALL PHYSICAL AND FINANCIAL EXAMINATIONS RELATING TO THE ACQUISITION OF THE PROPERTY HEREUNDER IT DEEMS NECESSARY, AND WILL ACQUIRE THE SAME SOLELY ON THE BASIS OF AND IN RELIANCE UPON SUCH EXAMINATIONS AND THE TITLE INSURANCE

21	350 East Plumeria Drive, San Jose, CA

PROTECTION AFFORDED BY BUYER’S TITLE INSURANCE POLICY AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY SELLER.

8.1.3 DUE DILIGENCE MATERIALS. ANY INFORMATION PROVIDED OR TO BE PROVIDED WITH RESPECT TO THE PROPERTY IS SOLELY FOR BUYER’S CONVENIENCE AND WAS OR WILL BE OBTAINED FROM A VARIETY OF SOURCES. SELLER HAS NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND MAKES NO (AND EXPRESSLY DISCLAIMS ALL) REPRESENTATIONS AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER SHALL NOT BE LIABLE FOR ANY MISTAKES, OMISSIONS, MISREPRESENTATION OR ANY FAILURE TO INVESTIGATE THE PROPERTY NOR SHALL SELLER BE BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS, APPRAISALS, ENVIRONMENTAL ASSESSMENT REPORTS, OR OTHER INFORMATION PERTAINING TO THE PROPERTY OR THE OPERATION THEREOF, FURNISHED BY SELLER OR ANY MANAGER, OR BY ANY REAL ESTATE BROKERS, MEMBERS, PARTNERS, AGENTS, REPRESENTATIVES, AFFILIATES, DIRECTORS, OFFICERS, SHAREHOLDERS, EMPLOYEES, SERVANTS, OR OTHER PERSONS OR ENTITIES ACTING ON SELLER’S BEHALF OR AT SELLER’S REQUEST (COLLECTIVELY, “SELLER RELATED PARTIES”).

8.2 RELEASE. EFFECTIVE AS OF CLOSING, BUYER HEREBY RELEASES SELLER AND ALL SELLER RELATED PARTIES FROM ALL CLAIMS WHICH ANY BUYER OR ANY PARTY CLAIMING BY, THROUGH OR UNDER BUYER (A “BUYER RELATED PARTY”) HAS OR MAY HAVE AS OF CLOSING ARISING FROM OR RELATED TO ANY MATTER OR THING RELATED TO OR IN CONNECTION WITH THE PROPERTY, INCLUDING THE PROPERTY INFORMATION, THE LEASE AND TENANT, ANY CONSTRUCTION DEFECTS, ERRORS OR OMISSIONS IN THE DESIGN OR CONSTRUCTION AND ANY ENVIRONMENTAL CONDITIONS, AND BUYER SHALL NOT LOOK TO ANY SELLER RELATED PARTIES IN CONNECTION WITH THE FOREGOING FOR ANY REDRESS OR RELIEF. THIS RELEASE SHALL BE GIVEN FULL FORCE AND EFFECT ACCORDING TO EACH OF ITS EXPRESSED TERMS AND PROVISIONS, INCLUDING THOSE RELATING TO UNKNOWN AND UNSUSPECTED CLAIMS, DAMAGES AND CAUSES OF ACTION AND, IN THAT REGARD, BUYER HEREBY EXPRESSLY WAIVES ALL RIGHTS AND BENEFITS IT MAY NOW HAVE OR HEREAFTER ACQUIRE UNDER CALIFORNIA CIVIL CODE SECTION 1542 WHICH PROVIDES: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

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INITIALS OF BUYER

8.3 SURVIVAL. THIS SECTION 8 SHALL SURVIVE ANY TERMINATION OF THIS AGREEMENT AND THE CLOSING.

8.4 Applicability of Seller’s Release. Notwithstanding any provision hereof to the contrary, the provisions of this Section 8 shall not release Seller from liability for: (a) any damages, claims, liabilities or obligations arising out of or in connection with a breach of (or failure to comply with) any covenant, representation or warranty of Seller set forth in this Agreement or any of the documents executed in connection with this Agreement; (b) Seller’s intentional fraud; (c) any claims by Tenant or third party vendors brought against Buyer arising out of any breach by Seller of its obligation to pay monies owed prior to the Closing Date to Tenant (excluding claims relating to the failure to pay Leasing Costs for which Buyer is responsible under this Agreement) or to such vendors under the Service Agreements; or (d) any claims arising from or relating to the presence or alleged presence of Hazardous Materials in, on, under or about the Property, which were present in, on, under or about the Property or brought onto the Property by Seller, prior to the Closing Date, which claims are made or asserted against Buyer by any third party (including, without limitation, any applicable Governmental Entity).

9. Disposition of Deposit.

9.1 Default by Seller. If the transaction herein provided shall not be closed by reason of Seller’s default (all conditions benefiting Seller under Section 4 having been satisfied or waived in writing, in all material respects) under this Agreement or the failure of satisfaction of the conditions benefiting Buyer under Section 4 or the termination of this Agreement in accordance with Section 4 or Section 6, then the Deposit (less the Independent Consideration, which shall be paid to Seller) shall be returned to Buyer, and neither party shall have any further obligation or liability to the other (other than those obligations that expressly survive a termination of this Agreement); provided, however, if the transactions hereunder shall fail to close by reason of Seller’s default (all conditions benefiting Seller under Section 4 having been satisfied or waived in writing, in all material respects), then Buyer shall be entitled as its sole and exclusive remedy to either (1) specifically enforce this Agreement, but specific performance must be commenced within sixty (60) days after the Closing Date or be forever barred or (2) terminate this Agreement and obtain a return of the Deposit (less the Independent Consideration, which shall be paid to Seller), and recover from Seller all of Buyer’s out-of-pocket expenses incurred to the date of such termination (including, without limitation, Buyer’s due diligence expenses and attorneys’ fees and expenses), not to exceed a total of $75,000, but no other action, for damages or otherwise shall be permitted.

9.2 Default by Buyer. IN THE EVENT THE TRANSACTION HEREIN PROVIDED SHALL NOT CLOSE BY REASON OF BUYER’S FAILURE TO CLOSE WHEN IT IS OBLIGATED TO DO SO UNDER THIS AGREEMENT (ALL CONDITIONS BENEFITING BUYER UNDER SECTION 4 HAVING BEEN SATISFIED OR WAIVED IN WRITING IN ALL MATERIAL RESPECTS), THEN SELLER MAY TERMINATE THIS AGREEMENT AND THE DEPOSIT SHALL BE DELIVERED TO AND RETAINED BY SELLER AS FULL COMPENSATION AND LIQUIDATED DAMAGES UNDER THIS AGREEMENT FOR SUCH FAILURE TO CLOSE. IN CONNECTION WITH THE

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FOREGOING, THE PARTIES RECOGNIZE THAT SELLER WILL INCUR EXPENSE IN CONNECTION WITH THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT AND THAT THE PROPERTY WILL BE REMOVED FROM THE MARKET; FURTHER, THAT IT IS EXTREMELY DIFFICULT AND IMPRACTICABLE TO ASCERTAIN THE EXTENT OF DETRIMENT TO SELLER CAUSED BY THE BREACH BY BUYER UNDER THIS AGREEMENT AND THE FAILURE OF THE CONSUMMATION OF THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT OR THE AMOUNT OF COMPENSATION SELLER SHOULD RECEIVE AS A RESULT OF BUYER’S FAILURE TO CLOSE WHEN IT IS OBLIGATED TO DO SO UNDER THIS AGREEMENT, AND THAT THE DEPOSIT REPRESENTS THE PARTIES’ BEST CURRENT ESTIMATE OF SUCH DETRIMENT. IN THE EVENT THE SALE OF THE PROPERTY SHALL NOT BE CONSUMMATED ON ACCOUNT OF BUYER’S FAILURE TO CLOSE WHEN IT IS OBLIGATED TO DO SO UNDER THIS AGREEMENT (ALL CONDITIONS BENEFITING BUYER UNDER SECTION 4 HAVING BEEN SATISFIED OR WAIVED IN WRITING IN ALL MATERIAL RESPECTS), THEN THE RETENTION OF THE DEPOSIT SHALL BE SELLER’S SOLE AND EXCLUSIVE REMEDY UNDER THIS AGREEMENT BY REASON OF SUCH DEFAULT, SUBJECT TO THE PROVISIONS OF THIS AGREEMENT THAT EXPRESSLY SURVIVE A TERMINATION OF THIS AGREEMENT. THIS SECTION 9.2 SHALL SURVIVE ANY TERMINATION OF THIS AGREEMENT. NOTHING CONTAINED IN THIS SECTION 9.2 SHALL LIMIT OR IMPAIR ANY OF SELLER’S RIGHTS AND REMEDIES AGAINST BUYER FOR ANY PRE-CLOSING DEFAULT BY BUYER UNDER THIS AGREEMENT.

BUYER’S INITIALS	SELLER’S INITIALS

9.3 Closing. In the event the transaction herein provided shall close, the Deposit shall be applied as a partial payment of the Purchase Price.

10. Miscellaneous.

10.1 Brokers.

10.1.1 Except as provided in Section 10.1.2 below, Seller represents and warrants to Buyer, and Buyer represents and warrants to Seller, that no broker or finder has been engaged by it, respectively, in connection with the sale contemplated by this Agreement. In the event of a claim for broker’s or finder’s fee or commissions in connection with the sale contemplated by this Agreement, then Seller shall indemnify, defend and hold harmless Buyer from the same if it shall be based upon any statement or agreement alleged to have been made by Seller, and Buyer shall indemnify, defend and hold harmless Seller from the same if it shall be based upon any statement or agreement alleged to have been made by Buyer.

10.1.2 If and only if the sale contemplated herein closes, Seller has agreed to pay a brokerage commission to Eastdil Secured (“Seller’s Broker”), pursuant to a separate arrangement between Seller and Seller’s Broker. Section 10.1 is not intended to apply to leasing commissions incurred in accordance with this Agreement. Seller’s Broker shall have no rights by reason of this Agreement.

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10.2 Limitation of Liability.

10.2.1 Notwithstanding anything to the contrary contained herein, the direct and indirect shareholders, partners, members, trustees, officers, directors, employees, agents and security holders of the parties are not assuming any, and shall have no, personal liability for any obligations of the parties hereto under this Agreement. The foregoing shall in no event limit Seller’s recourse to the Deposit and the assets of Buyer.

10.2.2 Notwithstanding anything to the contrary contained herein, if the Closing of the transactions hereunder shall have occurred: (1) Seller shall have no liability to Buyer (and Buyer shall make no claim against Seller) for a breach of any representation or warranty or any other obligation of Seller, or for indemnification, under this Agreement or any certificate executed by Seller in connection with this Agreement, unless (a) the valid claims for all such breaches and indemnifications collectively aggregate to more than $25,000, and (b) the liability of Seller under this Agreement and such documents shall not exceed, in the aggregate, an amount (the “Maximum Liability Amount”) equal to three percent (3%) of the Purchase Price; and (2) in no event shall Seller be liable for any consequential or punitive damages. Notwithstanding the foregoing, the Maximum Liability Amount shall not apply to Seller’s obligations under Sections 5.4 or 10.1.1.

10.2.3 The limitations of liability contained in this Section 10.2 are in addition to, and not in limitation of, any limitation on liability provided elsewhere in this Agreement or by law or by any other contract, agreement or instrument.

10.3 Exhibits; Entire Agreement; Modification. All exhibits attached and referred to in this Agreement are hereby incorporated herein as if fully set forth in (and shall be deemed to be a part of) this Agreement. This Agreement, the “Confidentiality Agreement” (which as used herein, means the confidentiality agreement, dated September 4, 2008, by and between Seller and Buyer with respect to the Property) and the “Access Agreement” (which as used herein, means the access agreement, dated September 4, 2008, by and between Seller and Buyer with respect to the Property), contain the entire agreement between the parties respecting the matters herein set forth and supersedes all prior agreements between the parties hereto respecting such matters. This Agreement may not be modified or amended except by written agreement signed by both parties. To the extent that there are any inconsistencies between the provisions of this Agreement and the provisions of the Confidentiality Agreement and/or the Access Agreement, the provisions of this Agreement shall govern and control.

10.4 Time of the Essence. Time is of the essence of this Agreement. However, whenever action must be taken (including the giving of notice or the delivery of documents) under this Agreement during a certain period of time (or by a particular date) that ends (or occurs) on a non-business day, then such period (or date) shall be extended until the immediately following business day. As used herein, “business day” means any day other than a Saturday, Sunday or federal or California or New York state holiday. Unless expressly indicated otherwise, (a) all references to time shall be deemed to refer to California time, and (b) all time periods provided for under this Agreement shall expire at 5:00 p.m. California time.

10.5 Interpretation. Section headings shall not be used in construing this Agreement. Each party acknowledges that such party and its counsel, after negotiation and

25	350 East Plumeria Drive, San Jose, CA

consultation, have reviewed and revised this Agreement. As such, the terms of this Agreement shall be fairly construed and the usual rule of construction, to the effect that any ambiguities herein should be resolved against the drafting party, shall not be employed in the interpretation of this Agreement or any amendments, modifications or exhibits hereto or thereto. The words “herein”, “hereof”, “hereunder”, “hereby”, “this Agreement” and other similar references shall be construed to mean and include this Agreement and all amendments and supplements hereto unless the context shall clearly indicate or require otherwise. Whenever the words “including”, “include” or “includes” are used in this Agreement, they shall be interpreted in a non-exclusive manner. Except as otherwise indicated, all Schedule, Exhibit and Section references in this Agreement shall be deemed to refer to the Schedules, Exhibits and Sections in this Agreement. Except as otherwise expressly provided herein, any approval or consent provided to be given by a party hereunder must be in writing to be effective and may be given or withheld in the sole and absolute discretion of such party.

10.6 Governing Law. This Agreement shall be construed and enforced in accordance with the Laws of the State of California.

10.7 Successors and Assigns. Buyer may not assign or transfer its rights or obligations under this Agreement either directly or indirectly (whether by outright transfer, transfer of ownership interests or otherwise) without the prior written consent of Seller; provided, however, Buyer may assign its interest in this Agreement on or before the Closing Date to an entity (each a “Buyer Affiliate”) that is a real estate investment trust (“REIT”) (or that is wholly owned directly or indirectly by a REIT) for which Buyer or an affiliate of Buyer acts as the investment advisor, or in which Buyer, directly or indirectly, through one or more subsidiaries, has control and has more than a 50% ownership interest so long as (i) if Buyer assigns its interest after the expiration of the Due Diligence Period, Buyer gives Seller ten (10) business days’ advance written notice thereof (including the name of the transferee and its signature block); provided, however, if Buyer assigns its interest prior to the expiration of the Due Diligence Period, Buyer shall be required to provide Seller with notice (including the name of the transferee and its signature block) within one (1) day after the assignment, and (ii) Buyer and Buyer Affiliate executes and delivers an assignment and assumption agreement in form reasonably satisfactory to Seller. In the event of a transfer to a Buyer Affiliate, such Buyer Affiliate shall assume in writing all of the transferor’s obligations hereunder, but such transferor shall not be released from its obligations hereunder. No consent given by Seller to any transfer or assignment of Buyer’s rights or obligations hereunder shall be construed as a consent to any other transfer or assignment of Buyer’s rights or obligations hereunder. No transfer or assignment in violation of the provisions hereof shall be valid or enforceable. Subject to the foregoing, this Agreement and the terms and provisions hereof shall inure to the benefit of and be binding upon the successors and assigns of the parties.

10.8 Notices. Any notice which a party is required or may desire to give the other party shall be in writing and may be delivered (1) personally, (2) by United States registered or certified mail, postage prepaid, (3) by Federal Express or other reputable courier service regularly providing evidence of delivery (with charges paid by the party sending the notice), or (4) by facsimile, provided that such telecopy shall be immediately followed by delivery of such notice pursuant to clause (1), (2) or (3) above. Any such notice to a party shall be addressed at the respective address set forth below (subject to the right of a party to designate a different address for itself by notice similarly given). Buyer’s and Seller’s counsel may send notices on behalf of Buyer and Seller, respectively.

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To Buyer:

KBS Capital Advisors LLC
201 California Street
San Francisco, California 94111
Attention:	Mr. Peter Mette
Telecopier:	(415) 962-0188
Telephone:	(415) 962-0187

With a copy to:

KBS Capital Advisors LLC
620 Newport Center Drive, Suite 1300
Newport Beach, California 92660
Attention:	James Chiboucas, Esq.
Telecopier:	(949) 417-6523
Telephone:	(949) 417-6555

And with copy to:

Morgan, Lewis & Bockius LLP
5 Park Plaza, Suite 1750
Irvine, California 92614
Attention:	L. Bruce Fischer, Esq.
Telecopier:	(949) 399-7001
Telephone:	(949) 399-7145

To Seller:

c/o Equity Office
2655 Campus Drive, Suite 100
San Mateo, California 94403
Attention:	Mr. Will Connors
Telecopier:	(650) 372-3603
Telephone:	(650) 372-3514

With Copy To:

Pircher, Nichols & Meeks
1925 Century Park East, Suite 1700
Los Angeles, California 90067
Attention:	Real Estate Notices (JHI/SLR)
Telecopier:	(310) 201-8922
Telephone:	(310) 201-8900

Service of any such notice or other communications so made shall be deemed effective on the day of actual delivery (whether accepted or refused) as evidenced by confirmed answerback if by facsimile

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(provided that if any notice or other communication to be delivered by facsimile cannot be transmitted because of a problem affecting the receiving party’s facsimile machine, the deadline for receiving such notice or other communication shall be extended through the next business day), as shown by the addressee’s return receipt if by certified mail, and as confirmed by the courier service if by courier; provided, however, that if such actual delivery occurs after 5:00 p.m. (local time where received) or on a non-business day, then such notice or demand so made shall be deemed effective on the first business day after the day of actual delivery. No communications via electronic mail shall be effective to give any notice, request, direction, demand, consent, waiver, approval or other communications hereunder.

10.9 Third Parties. Except as provided in Section 8.2, nothing in this Agreement, whether expressed or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any person other than the parties hereto and their respective successors and assigns, and nothing in this Agreement is intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, and no provision shall give any third parties any right of subrogation or action over or against any party to this Agreement.

10.10 Legal Costs. The parties hereto agree that they shall pay directly any and all legal costs which they have incurred on their own behalf in the preparation of this Agreement, all deeds and other agreements pertaining to this transaction and that such legal costs shall not be part of the closing costs. In addition, if either Buyer or Seller brings any suit or other proceeding, including an arbitration proceeding, with respect to the subject matter or the enforcement of this Agreement, the prevailing party (as determined by the court, agency, arbitrator or other authority before which such suit or proceeding is commenced), in addition to such other relief as may be awarded, shall be entitled to recover reasonable attorneys’ fees, expenses and costs of investigation actually incurred. The foregoing includes attorneys’ fees, expenses and costs of investigation (including those incurred in appellate proceedings), costs incurred in establishing the right to indemnification, or in any action or participation in, or in connection with, any case or proceeding under Chapter 7, 11 or 13 of the Bankruptcy Code (11 United States Code Sections 101 et seq.), or any successor statutes. The provisions of this Section 10.10 shall survive any termination of this Agreement.

10.11 Further Instruments. Each party will, whenever and as often as it shall be requested so to do by the other, cause to be executed, acknowledged or delivered any and all such further instruments and documents as may be necessary or proper, in the reasonable opinion of the requesting party, in order to carry out the intent and purpose of this Agreement (provided the same do not increase in any material respect the costs to, or liability or obligations of, such party in a manner not otherwise provided for herein).

10.12 Severability. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each such term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

10.13 Press Releases. Except as otherwise permitted under Section 10.18 of this Agreement, no press release or other public disclosure regarding the terms of this Agreement or the

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transaction contemplated hereby shall be made without the prior written consent of Buyer and Seller. Except as otherwise permitted under Section 10.18 of this Agreement and without limitation on the foregoing, each of Buyer and Seller shall use diligent efforts not to make any public disclosure of the Purchase Price. However, either party shall have the right to make public disclosures required by (1) law (but only if such party gives the other party reasonable notice and an opportunity to retain a restraining order or take other similar protective actions) or (2) the rules and regulations of a securities exchange.

10.14 Tax Deferred Exchange. Seller or an affiliate may desire to dispose of all or a portion of the Property through a tax deferred exchange which qualifies for non-recognition of gain under Section 1031 of the Internal Revenue Code. Buyer shall cooperate with Seller in attempting to effectuate such exchange, including the execution of such documentation as may be reasonably necessary to effect such exchange, provided that (i) Buyer shall not incur any additional liability in connection with an exchange for the benefit of Seller, (ii) Buyer shall not be obligated to take title to any real property (other than the Property), (iii) the Closing Date shall not be extended as a result of the exchange, without Buyer’s prior written consent, and (iv) any additional costs and charges attributable to the exchange, including attorneys’ fees, brokers’ commissions and other transaction-related expenses shall be paid for by Seller. Seller shall indemnify and hold Buyer harmless from and against all claims, demands, actions, proceedings, damages, losses, liabilities, costs and expenses resulting from such tax deferred exchange by Seller. Seller may substitute an intermediary (“Intermediary”) to act in place of Seller as the seller of the Property. Buyer shall accept the Property and all other required performance from Intermediary and render its performance of all of its obligations to Intermediary. Performance by Intermediary will be treated as performance by Seller. Seller unconditionally guarantees the full and timely performance by Intermediary of each and every one of the representations, warranties, covenants, indemnities, obligations and undertakings of Intermediary. As guarantor, Seller shall be treated as a primary obligor with respect to these representations, warranties, covenants, indemnities, obligations and undertakings, and, in the event of breach, Buyer may proceed directly against Seller, subject to the terms and conditions of this Agreement, on this guarantee without the need to join Intermediary as a party to any action against Seller. Seller unconditionally waives any defense that it might have as guarantor that it would not have if it had made or undertaken these representations, warranties, covenants, indemnities, obligations and undertakings directly. In the event of the breach of any representations, warranties, covenants, obligations and undertakings by Seller or Intermediary or in the event of any claim upon any indemnity of Seller or Intermediary (whether the representation, warranty, covenant, indemnity, obligation or undertaking is express or implied), Buyer’s exclusive recourse shall be against Seller in accordance with the terms of this Agreement and Buyer shall have no recourse of any type against Intermediary arising from this transaction. Notwithstanding the foregoing, any tax deferred exchange by Seller shall not delay the Closing nor obligate Buyer to execute any document other than a simple consent.

10.15 Anti-Terrorism Law. Each of Seller and Buyer hereby represents and warrants to the other that:

10.15.1 Neither it nor, to its knowledge, its affiliates, is in violation of any laws relating to terrorism, money laundering or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Action of 2001, Public Law 107-56 and Executive Order No. 13224 (Blocking Property and Prohibiting Transactions with

29	350 East Plumeria Drive, San Jose, CA

Persons Who Commit, Threaten to Commit, or Support Terrorism) (the “Executive Order”) (collectively, the “Anti-Money Laundering and Anti-Terrorism Laws”).

10.15.2 Neither it nor, to its knowledge, its affiliates, is acting, directly or indirectly, on behalf of terrorists, terrorist organizations or narcotics traffickers, including those persons or entities that appear on the Annex to the Executive Order, or are included on any relevant lists maintained by the Office of Foreign Assets Control of U.S. Department of Treasury, U.S. Department of State, or other U.S. Governmental Entities, all as may be amended from time to time.

10.15.3 Neither it nor, to its knowledge, its affiliates or, without inquiry, any of its brokers or other agents, in any capacity in connection with the sale of the Property (A) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person included in the lists set forth in the preceding paragraph, (B) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (C) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Money Laundering and Anti-Terrorism Laws.

10.15.4 It understands and acknowledges that the other may become subject to further anti-money laundering regulations, and agrees to execute instruments, provide information, or perform any other acts as may reasonably be requested by the other, for the purpose of: (A) carrying out due diligence as may be required by applicable law to establish its identity and source of funds; (B) maintaining records of such identities and sources of funds, or verifications or certifications as to the same; and (C) taking any other actions as may be required to comply with and remain in compliance with anti-money laundering regulations applicable to the other.

10.15.5 Neither it, nor any person controlling or controlled by it, is a country, territory, individual or entity named on a “Government List” (as hereinafter defined), and the monies used in connection with this Agreement and amounts committed with respect thereto, were not and are not derived from any activities that contravene any applicable anti-money laundering or anti-bribery laws and regulations (including funds being derived from any person, entity, country or territory on a Government List or engaged in any unlawful activity defined under Title 18 of the United States Code, Section 1956(c)(7)).

10.15.6 “Government List” means any of (A) the two lists maintained by the United States Department of Commerce (Denied Persons and Entities), (B) the list maintained by the United States Department of Treasury (Specially Designated Nationals and Blocked Persons), and (C) the two lists maintained by the United States Department of State (Terrorist Organizations and Debarred Parties).

10.16 Tax Certiorari Proceedings.

10.16.1 Prosecution and Settlement of Proceedings. If any tax reduction proceedings in respect of the Property, relating to any fiscal years ending prior to the fiscal year in which the Closing occurs, are pending at the time of the Closing, Seller reserves and shall have the right to continue to prosecute and/or settle the same. If any tax reduction proceedings in respect of the Property, relating to the fiscal year in which the Closing occurs, are pending at the

30	350 East Plumeria Drive, San Jose, CA

time of Closing, then Seller reserves and shall have the right to continue to prosecute and settle the same; provided, however, that Seller shall not settle any such proceeding without Buyer’s prior written consent, which consent shall not be unreasonably withheld or delayed. Buyer shall reasonably cooperate with Seller in connection with the prosecution of any such tax reduction proceedings at no cost, expense or potential liability to Buyer.

10.16.2 Application of Refunds or Savings. Any refunds or savings in the payment of taxes resulting from such tax reduction proceedings applicable to taxes payable during the period prior to the date of the Closing shall belong to and be the property of Seller, and any refunds or savings in the payment of taxes applicable to taxes payable from and after the date of the Closing shall belong to and be the property of Buyer; provided, however, that if any such refund creates an obligation to reimburse Tenant under the Lease for any rents or additional rents paid or to be paid, that portion of such refund equal to the amount of such required reimbursement (after deduction of allocable expenses as may be provided in the Lease to Tenant) shall, at Seller’s election, either (a) be paid to Buyer and Buyer shall disburse the same to Tenant or (b) be paid by Seller directly to Tenant. All attorneys’ fees and other expenses incurred in obtaining such refunds or savings shall be apportioned between Seller and Buyer in proportion to the gross amount of such refunds or savings payable to Seller and Buyer, respectively (without regard to any amounts reimbursable to Tenant); provided, however, that neither Seller nor Buyer shall have any liability for any such fees or expenses in excess of the refund or savings paid to such party unless such party initiated such proceeding.

10.16.3 Survival. The provisions of this Section 10.16 shall survive the Closing.

10.17 Acceptance of Deed. The acceptance of the Deed by Buyer shall be deemed full compliance by Seller of all of Seller’s obligations under this Agreement except for those obligations of Seller which are specifically stated to survive the Closing hereunder.

10.18 Confidentiality. The terms of the transaction contemplated in this Agreement, including, without limitation, the Purchase Price and all other financial terms, shall remain confidential and shall not be disclosed by either party hereto without the written consent of the other except (a) to such party’s directors, officers, partners, employees, legal counsel, accountants, lenders, engineers, architects, brokers, financial advisors and similar professionals and consultants, to the extent such party deems it necessary or appropriate in connection with the transaction contemplated hereunder (and such party shall inform each of the foregoing parties of such party’s obligations under this paragraph and shall secure the agreement of such parties to be bound by the terms hereof), or (b) as otherwise required by law or regulation. Unless and until the transaction contemplated by this Agreement shall close, Buyer shall also keep confidential all documents, reports and information concerning the Property obtained from Seller or through the due diligence investigation of the Property by Buyer or its agents, except to the extent permitted by clauses (a) or (b) above. Notwithstanding the foregoing, nothing contained herein shall impair Buyer’s (or its permitted assignee’s) right to disclose information relating to this Agreement or the Property (a) to any due diligence representatives and/or consultants that are engaged by, work for or are acting on behalf of, any securities dealers and/or broker dealers evaluating Buyer or its permitted assignees, so long as Buyer shall inform each of the foregoing parties of Buyer’s obligations under this paragraph and shall secure the agreement of such parties to be bound by the terms hereof, (b) in connection with

31	350 East Plumeria Drive, San Jose, CA

any required filings (including any amendment or supplement to any S-11 filing) with governmental agencies (including the U.S. Securities and Exchange Commission) by any REIT holding an interest (direct or indirect) in any permitted assignee of Buyer, and (c) to any broker/dealers in the REIT’s broker/dealer network and any of the REIT’s investors. The provisions of this Section 10.18 shall survive any termination of this Agreement or the Closing (as applicable).

10.19 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

10.20 Effectiveness. In no event shall any draft of this Agreement create any obligation or liability, it being understood that this Agreement shall be effective and binding only when a counterpart hereof has been executed and delivered by each party hereto.

10.21 Escrow Agent. If necessary, the Escrow Agent is authorized to insert the date of Closing in any blanks in the closing documents referred to in Sections 5.2.1 and 5.2.2. When Seller and Buyer have satisfied their respective Closing obligations under Sections 5.2.1 and 5.2.2 hereof and each of the conditions under Sections 4.2, 4.3, 4.6.2, 4.4, 4.5 and 4.8 hereof have either been satisfied or waived, Escrow Agent shall promptly undertake all of the following in the manner indicated and as more particularly instructed in Buyer and Seller’s Closing instructions:

10.21.1 Prorations. Prorate and allocate all matters as described in Section 5.4 hereof;

10.21.2 Recording. Cause the Deed and any other documents which the parties hereto may mutually direct, to be recorded in the official records of the county in which the Property is located in the order set forth in Buyer’s and Seller’s Closing instructions;

10.21.3 Funds. Disburse funds deposited by Buyer with Escrow Agent towards payment of all items chargeable to the account of Buyer pursuant to this Agreement, including, without limitation, the payment of the Purchase Price to Seller;

10.21.4 Document Delivery. Deliver originals and conformed copies of all documents to Buyer and Seller, as appropriate; and

10.21.5 Owner’s Policy. Direct the Title Company to issue the Owner’s Policy to Buyer.

[Signatures appear on following page.]

32	350 East Plumeria Drive, San Jose, CA

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLER:

BRE/PLUMERIA L.L.C.,
a Delaware limited liability company

By:	/s/ Authorized Signatory
Name:
Title:

[Signatures Continue on Following Page.]

BUYER:

KBS CAPITAL ADVISORS LLC, a Delaware limited liability company

By:	/s/ Authorized Signatory
Name:
Title:

JOINDER BY ESCROW AGENT

The Escrow Agent hereby acknowledges that it received this Agreement executed by Seller and Buyer on this 24th day of September 2008, and accepts the obligations of the Escrow Agent as set forth herein. The Escrow Agent hereby agrees to hold and distribute the Deposit in accordance with the terms and provisions of this Agreement.

FIRST AMERICAN TITLE INSURANCE COMPANY

By:	/s/ Authorized Signatory
Name:
Title: